EXHIBIT 10.1

AMENDMENT NO. 1
to the
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AMENDMENT No. 1 (this "Amendment"), effective as of the 22nd day of September 2016 (the "Effective Date"), by and between Ralph Lauren Corporation, a Delaware corporation (the "Company"), and Valerie Hermann (the "Executive").

        WHEREAS, the Executive is party to an Amended and Restated Employment Agreement, by and between the Company and the Executive, effective as of April 4th, 2016 (the "Employment Agreement"); and

        WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects.

NOW, THEREFORE, intending to be bound, the parties hereby agree as follows:

1.	Section 2.1(e)(A) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

"a material diminution in or adverse alteration to Executive's title, base salary, position, or duties, it being acknowledged and understood that if the Corporation discontinues any brand, label, product category, or line of business, any changes to Executive's duties and responsibilities solely as a result of such discontinuation shall not be deemed a material diminution or adverse alteration, and it being further acknowledged and understood that the removal from Executive's purview of responsibility of any other brand, label, product category, or line of business to which Executive consents in writing shall not be deemed a material diminution or adverse alteration, provided in each case that Executive's title or role as President, Global Brands is not otherwise changed."

2.	Section 2.3(a)(i) of the Employment Agreement is amended to read in its entirety as follows, effective as of the Effective Date:

"Severance. Subject to Section 2.3(a)(vi) and Section 4.1(a) hereof, the Corporation shall: (a) beginning with the first payroll period following the 30th day following the date of termination of Executive's employment, continue to pay the Executive, in accordance with the Corporation's normal payroll practice, her Base Compensation, as in effect immediately prior to such termination of employment, for the longer of the balance of the Term (up to a maximum of two (2) years) and the one year period commencing on the date of such termination (the "Severance Period"), provided, that the initial payment shall include Base Compensation amounts for all payroll periods from the date of termination through the date of such initial payment; (b) pay to the Executive, when bonuses for the year of termination would otherwise be paid, a Pro-Rata Actual Annual Incentive Bonus (as defined below); and (c) pay to the Executive, on the last business day of the Severance Period, an amount equal to 175% of Executive's Base Compensation as in effect immediately prior to such termination of employment. For purposes of this Agreement, the term "Pro Rata Actual Annual Incentive Bonus" means the annual bonus based on actual results for the fiscal year in which the Executive's termination occurs, multiplied by a fraction, the numerator of which is the number of days from the first day of the fiscal year in which such termination occurs until the date of termination and the denominator of which is 365. Notwithstanding the foregoing, in order to receive any severance benefits under this Section 2.3(a)(i), the Executive must sign and not timely revoke a release and waiver of claims against the Corporation, its successors, affiliates, and assigns, in a form acceptable to the Corporation on or prior to the 30th day following the date of termination of Executive's employment."

3.
The "Title" section of the term sheet dated April 4, 2016, and attached to the Employment Agreement (the "Term Sheet") shall be amended in its entirety to read as follows, effective as of the Effective Date:

"Global Brand President, Luxury, Women's Collections, and World of Accessories, until September 21, 2016

President, Global Brands, for the remainder of the Term"

4.	A new section entitled "One Time Special Equity Award" shall be added to the Term Sheet, which shall read as follows, effective as of the Effective Date:

"You will receive a One Time Special Equity Award (in addition to the Annual Equity Award contemplated by the Term Sheet) with a value of approximately $2,500,000 to be granted as follows: (i) $1,250,000 in the form of Performance Share Units based on a performance period consisting of the Company's third and fourth quarters of Fiscal Year 2017 and full Fiscal Years 2018 and 2019, the vesting to occur within ninety (90) days following the last day of the Company's Fiscal Year 2019 after certification of achievement of performance, subject to continued service on the vesting date (except as otherwise provided for under the Employment Agreement) and achievement of performance goals, pursuant to the terms of the Plan, and each such vested share to be settled as soon as practicable but not more than 30 days after the vesting date; and (ii) $1,250,000 in the form of time-based Restricted Stock Units vesting 100% in full on May 8, 2019, subject to continued service to that vesting date (except as otherwise provided for under the Employment Agreement), pursuant to the terms of the Plan, and each such vested share shall be settled as soon as practicable but not more than 30 days after the vesting date. The One Time Special Equity Award will be granted on or about November 8, 2016."

5.
Except as amended and/or modified by this Amendment, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed and the Executive has hereunto set her hand, effective as of the Effective Date.

RALPH LAUREN CORPORATION

By:	/s/ ROSEANN LYNCH
Name: Roseann Lynch

Title: Corporate Senior Vice President, Chief Talent Officer, Global People and Development

Date:	November 9, 2016

EXECUTIVE

/s/ VALERIE HERMANN
Valerie Hermann

Date:	November 3, 2016

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